EXHIBIT 21.1


                                  SUBSIDIARIES
                                       OF
                         KEY COMMAND INTERNATIONAL CORP.


      The following entities are wholly-owned subsidiaries of Key Command International Corp.:

NAME OF SUBSIDIARY                               STATE OF INCORPORATION

Command International Group Inc.                 Delaware

Command Internet Corp.                           Delaware